1



                                  SCHEDULE 13D
CUSIP No. 000794107





                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)

                                    ACC Corp.
                                    ---------
                                (Name of Issuer)

                 Class A Common Stock, par value $.015 per share
                 -----------------------------------------------
                         (Title of Class of Securities)

                                   000794107
                                   ---------
                                 (CUSIP Number)

                               Robert M. Van Degna
                              Fleet Equity Partners
                                50 Kennedy Plaza
                              Providence, RI 02903
                                 (401) 278-6770


-------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
                                October 2, 1996
                                ---------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1 (b) (3) or (4), check the following box.

Check the following box if a fee is being paid with the statement.

9a fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See rule 13d-7)

Note: Six copies of this statement, including all exhibits, should be filed with the commission. See Rule 13d-1 (a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (`Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1. NAME OF REPORTING PERSON S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Fleet Venture Resources, Inc.
          TIN #: 05-315508

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)
     (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS*
     Not Applicable

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2 (E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
            Rhode Island

7.   SOLE VOTING POWER
            None

8.   SHARED VOTING POWER
            None

9.   SOLE DISPOSITIVE POWER
            None

10.  SHARED DISPOSITIVE POWER
            None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            None

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%

14.  TYPE OF REPORTING PERSON*

            CO

1.   NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Fleet Equity Partners VI, L.P.
            TIN #: 05-0481063

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)
     (b)    X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS*
            Not Applicable

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2 (E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

7.   SOLE VOTING POWER
            None

8.   SHARED VOTING POWER
            None

9.   SOLE DISPOSITIVE POWER
            None

10.  SHARED DISPOSITIVE POWER
            None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            None

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%

14.  TYPE OF REPORTING PERSON*

            PN

1.   NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Fleet Growth Resources II, Inc.
            TIN #: 05-0481064

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)
     (b)    X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS*
            Not Applicable

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2 (E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

7.   SOLE VOTING POWER
            None

8.   SHARED VOTING POWER
            None

9.   SOLE DISPOSITIVE POWER
            None

10.  SHARED DISPOSITIVE POWER
            None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            None

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%

14.  TYPE OF REPORTING PERSON*

            CO

1.   NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Fleet Growth Resources, Inc.
            TIN #: 05-0401134

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)
     (b)    X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS*
            Not Applicable

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2 (E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
            Rhode Island

7.   SOLE VOTING POWER
            None

8.   SHARED VOTING POWER
            None

9.   SOLE DISPOSITIVE POWER
            None

10.  SHARED DISPOSITIVE POWER
            None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            None

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%

14.  TYPE OF REPORTING PERSON*

            CO

1.   NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Silverado IV Corp.
            TIN #: 05-0481110

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)
     (b)    X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS*
            Not Applicable

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2 (E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

7.   SOLE VOTING POWER
            None

8.   SHARED VOTING POWER
            None

9.   SOLE DISPOSITIVE POWER
            None

10.  SHARED DISPOSITIVE POWER
            None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            None

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%

14.  TYPE OF REPORTING PERSON*

            CO

1.   NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Fleet Private Equity Co,. Inc.
            TIN #: 05-0471718

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)
     (b)    X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS*
            Not Applicable

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2 (E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
            Rhode Island

7.   SOLE VOTING POWER
            None

8.   SHARED VOTING POWER
            None

9.   SOLE DISPOSITIVE POWER
            None

10.  SHARED DISPOSITIVE POWER
            None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            None

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%

14.  TYPE OF REPORTING PERSON*

            CO

1.   NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Chisholm Partners II, L.P.
            TIN #: 05-0474058

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)
     (b)    X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS*
            Not Applicable

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2 (E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

7.   SOLE VOTING POWER
            None

8.   SHARED VOTING POWER
            None

9.   SOLE DISPOSITIVE POWER
            None

10.  SHARED DISPOSITIVE POWER
            None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            None

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%

14.  TYPE OF REPORTING PERSON*

            PN

1.   NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Silverado II, L.P.
            TIN #: 05-0474036

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)
     (b)    X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS*
            Not Applicable

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2 (E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

7.   SOLE VOTING POWER
            None

8.   SHARED VOTING POWER
            None

9.   SOLE DISPOSITIVE POWER
            None

10.  SHARED DISPOSITIVE POWER
            None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            None

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%

14.  TYPE OF REPORTING PERSON*

            PN

1.   NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Silverado II, Corp.
            TIN #: 05-0474043

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)
     (b)    X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS*
            Not Applicable

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2 (E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

7.   SOLE VOTING POWER
            None

8.   SHARED VOTING POWER
            None

9.   SOLE DISPOSITIVE POWER
            None

10.  SHARED DISPOSITIVE POWER
            None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            None

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%

14.  TYPE OF REPORTING PERSON*

            CO

1.   NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Fleet Financial Group, Inc.


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)
     (b)    X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS*
            Not Applicable

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2 (E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
            Rhode Island

7.   SOLE VOTING POWER
            None

8.   SHARED VOTING POWER
            None

9.   SOLE DISPOSITIVE POWER
            None

10.  SHARED DISPOSITIVE POWER
            None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            None

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%

14.  TYPE OF REPORTING PERSON*

            CO

                                                                             12
1.   NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Robert M. Van Degna

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)
     (b)    X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS*
            Not Applicable

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2 (E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
            Rhode Island

7.   SOLE VOTING POWER
            7,500

8.   SHARED VOTING POWER
            None

9.   SOLE DISPOSITIVE POWER
            7,500

10.  SHARED DISPOSITIVE POWER
            None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            7,500

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.05%

14.  TYPE OF REPORTING PERSON*

            IN

                                                                             13
1.   NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Habib Y. Gorgi

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)
     (b)    X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS*
            Not Applicable

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2 (E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
            Rhode Island

7.   SOLE VOTING POWER
            None

8.   SHARED VOTING POWER
            None

9.   SOLE DISPOSITIVE POWER
            None

10.  SHARED DISPOSITIVE POWER
            None

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            None

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.0%

14.  TYPE OF REPORTING PERSON*

            IN

          This Amendment No. 3 to the Statement on Schedule 13D originally filed on May 31, 1995 and as amended by Amendment No. 1 to Schedule 13D filed on February 14, 1996 and Amendment No. 2 to Schedule 13D filed on September 19, 1996 (the "Statement") is being filed with the Securities and Exchange Commission (the "Commission") by the reporting persons identified in Item 2 below (collectively, the "Reporting Persons") pursuant to Rule 13d-2 promulgated under the Securities Exchange Act of 1934, as amended. The primary purpose of this Amendment No. 3 to Schedule 13D is to reflect the sale by the Reporting Persons of an aggregate of 1,087,500 shares of Class A Common Stock in a public offering registered under the Securities Act of 1933, as amended. The Statement hereby is amended as follows:

Item 1.   Security and Issuer.

                      No change.

Item 2.   Identity and background.

                      No change.

Item 3.   Source and Amount of Funds or Other Consideration.

                      Not Applicable

Item 4.   Purpose of Transaction.

                    On October 2, 1996, FVRI, FEP and CP (collectively, the "Investors") completed the sale of an aggregate of 1,087,500 shares of Class A Common Stock that was issued to the Investors upon the conversion of the series A Preferred Stock and exercise of the Common Stock Warrants previously held by the Investors to the public through Morgan Stanley & Co. Incorporated and Wheat, First Securities, Inc., as underwriters in a firm commitment underwritten offering.

Item 5.   Interest in Securities of the Issuer.

            Fleet Venture Resources, Inc.           0                0.0%
            Fleet Equity Partners VI, L.P.          0                0.0%
            Fleet Growth Resources II, Inc.         0                0.0%
            Fleet Growth Resources, Inc.            0                0.0%
            Silverado IV Corp.                      0                0.0%
            Fleet Private Equity Co., Inc.          0                0.0%
            Chisholm Partners II, L.P.              0                0.0%
            Silverado II, L.P.                      0                0.0%
            Silverado II Corp.                      0                0.0%
            Fleet Financial Group, Inc.             0                0.0%
            Robert M. Van Degna                 7,500 (1)            0.05% (2)
            Habib Y. Gorgi                          0                0.0%

(1) Robert M. Van Degna owns of record 7,500 Non-Employee director Stock Options, which are exercisable into 7,500 shares of Class A Common Stock. In addition, Robert M. Van Degna owns 7,500 Non-Employee Director Stock Options which are not exercisable until June 14, 1997.

(2) Based on 15,298,347 shares of Class A Common Stock deemed outstanding after giving effect to the three-for-two stock split of the Class A Common Stock as reported in the Company's report on Form 10-Q.


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.
          No change.

Item 7.   Materials to be Filed as Exhibits.
          None .

                                   SIGNATURES

   After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

October 11, 1996                                  FLEET VENTURE RESOURCES, INC.




                                                  /s/ Robert M. Van Degna

                                                  -----------------------------
                                                  By Robert M. Van Degna
                                                  Its Chairman & CEO